Exhibit 23.1

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 23, 2012

Venoco, Inc.

370 17th Street

Suite 3900

Denver, Colorado 80202

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton and to the inclusion of our Letter Reports, dated March 21, 2012, as attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K of Venoco, Inc. in the section entitled “Other Events”.  We also consent to the incorporation by reference of information from our Reports in the Registration Statements on Form S-3 (No. 333-166361) and Form S-8 (No. 333-156116).

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716